Exhibit 10.42

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (“Agreement”) dated this 22 day of March, 2006, is made and entered into by and between HOLLIS STREET INVESTORS, L.L.C., a Delaware limited liability company (“Landlord”) and LEAPFROG ENTERPRISES, INC., a Delaware corporation (“Tenant”).

BACKGROUND

A. Landlord and Tenant entered into that certain Lease Agreement dated November 14, 2000, for approximately 40,060 rentable square feet of space (the “Premises”) located at 6401 Hollis Street, Suite 150, Emeryville, California, as more fully described in the Lease.

B. The Lease has been amended by a First Amendment to Lease dated April 30, 2001.

C. The Lease has been amended by a Second Amendment to Lease dated February 22, 2002, whereby the Premises were expanded by an additional 30,770 rentable square feet and Tenant’s Pro Rata Share was increased to Fifty-One and Sixty-Two Hundredths Percent (51.62%).

D. The Lease has been amended by a Third Amendment to Lease dated March 27, 2003, whereby the Premises were again expanded by an additional 31,980 rentable square feet and Tenant’s Pro Rata Share was increased to Seventy-Four and Ninety-Three Hundredths Percent (74.93%).

E. The Lease has been amended by a Fourth Amendment to Lease dated March 27, 2003.

F. The Lease has been amended by a Fifth Amendment to Lease dated March 7, 2005 (“Fifth Amendment”), whereby the Lease Term was extended until March 31, 2016.

G. The Lease Agreement, as amended from time to time, is referred to as the “Lease”.

H. The Premises currently contain 102,810 rentable square feet.

I. The current term of the Lease expires on March 31, 2016.

J. Tenant desires to expand the size of the Premises by an additional 34,393 rental square feet known as Suite 125 and to amend the terms and conditions of the Lease as set forth in this Agreement.

K. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

1. COMMENCEMENT DATE. For purposes of this Agreement, the effective date for the expansion of the Premises (the “Expansion Commencement Date”) shall be the earlier of (i) the date of Tenant’s occupancy of Suite 125, or (ii) January 1, 2007; provided that if the Suite 125 Improvements (as defined below) are not complete by January 1, 2007, the Expansion Commencement Date shall be the earlier of (x) the date of Tenant’s occupancy of Suite 125 or (y) the date of Substantial Completion (as defined below) of the Suite 125 Improvements. Tenant shall not be obligated, however, to pay Rent (Base Rent and Tenant’s Pro Rata Share of Operating Expenses and Taxes) until the later of January 1, 2007, or the Expansion Commencement Date (“Rent Commencement Date”).

2. EXPIRATION DATE. The term of the Lease expires on March 31, 2016.

3. PREMISES. The square footage of the Premises is currently 102,810 rentable square feet (the “Existing Premises”). As of the Expansion Commencement Date, the term “Premises” shall include the Existing Premises and an additional 34,393 rentable square feet located in the Building as depicted on revised Exhibit A attached hereto (the “Suite 125”) for a total of 137,203 rentable square feet. Tenant shall have access to Suite 125 approximately two (2) weeks prior to the date of Substantial Completion of the Suite 125 Improvements for purposes of installing furniture, fixtures and equipment; provided that, Tenant shall not interfere with or delay the construction of the Suite 125 Improvements. Such early access shall not constitute “occupancy” of Suite 125 by the Tenant. As of the date Landlord delivers Suite 125 to Tenant, Suite 125 shall be in compliance with all applicable laws, including Access Laws, and the building systems shall be in good working order. Tenant shall have the right to install its own furniture and fixtures (including artwork and promotional displays) in the Building lobby and Landlord agrees, at Tenant’s written request, to remove some or all of Landlord’s lobby furniture and artwork (subject to the City of Emeryville Art Commission guidelines), provided that any such installation by Tenant shall be subject to Landlord’s reasonable approval which may be revoked at anytime upon 30 days written notice to Tenant and subject to Common Area uses as outlined in Paragraph 1 of the Lease. Tenant further acknowledges that other tenants within the Property shall continue to have free access to the gym and common area restrooms located within the Building.

4. SUBSTANTIAL COMPLETION. For the purposes of this Agreement, the term “Substantial Completion” means the date that the Suite 125 Improvements have been completed substantially in accordance with the plans and specifications described in Paragraph 9 below, subject to Punch List Work and Landlord has received a certificate of occupancy, or equivalent, for Suite 125 from the appropriate Governmental Authority having jurisdiction over the Building, permitting Suite 125 to be occupied by Tenant in accordance with Laws.

5. TENANT’S PRO RATA SHARE. As of the Expansion Commencement Date, Tenant’s Pro Rata Share for the Building shall be one hundred percent (100%) and Tenant’s pro Rata Share for the Project shall be Sixty and eight-five hundredths percent (60.85%).

6. RENT. The definition of “Base Rent” in Section 1 of the Lease is hereby amended to reflect that the Base Rent shall include both the Base Rent for the Existing Premises and the Base Rent for Suite 125. The Base Rent for Suite 125 shall be as set forth below, payable in equal monthly installments, in advance, on the first business day of each and every month of the Term. The Base Rent and Tenant’s Prorate Share of Operating Expenses and Taxes shall commence on the Rent Commencement Date.

Expansion Space (34,392 rsf)

Months	Base Rent/ Month
Rent Commencement Date – December 31,2007	$44,019.43
January 1, 2008 – December 31, 2008	$44,965.24
January 1, 2009 – December 31, 2009	$45,934.69
January 1, 2010 – December 31, 2010	$46,928.38
January 1, 2011 – December 31, 2011	$53,992.59
January 1, 2012 – December 31, 2012	$55,153.36
January 1, 2013 – December 31, 2013	$56,343.14
January 1,2014 – December 31,2014	$57,562.67
January 1, 2015 – December 31, 2015	$58,812.68
January 1, 2016 – March 31, 2016	$60,093.95

The above-referenced Base Rent figures include the costs of parking spaces allocated to Suite 125.

7. TI ALLOWANCE. Landlord shall provide Tenant with an improvement allowance equal to One Million Eight Hundred Ninety-One Thousand Six Hundred Fifteen and No/100 Dollars ($1,891,615.00) (“TI Allowance”) computed at the rate of Fifty-Five and No/100 Dollars ($55.00) per rentable square foot of Suite 125, to use for improvements to Suite 125 (“Suite 125 Improvements”). The TI Allowance shall apply to all costs incurred by Landlord in the performance of the Suite 125 Improvements, including but not limited to costs of labor, materials, space planning, architectural and engineering fees, construction documents, permits, and a construction management fee payable to Landlord equal to four percent (4%) of the hard construction costs. The TI Allowance may also be used by Tenant for Suite 125 furniture and fixtures (including data cabling) and for moving expenses. In the event Tenant uses less than Fifty-Five and No/100 Dollars ($55.00) per square foot, any unused portion shall be credited to rent due under the Lease. In the event Tenant requires more than Fifty-Five and No/100 Dollars ($55.00) per square foot, Landlord will agree to provide Tenant with up to an additional Ten and No/100 Dollars ($10.00) per square foot of TI Allowance, which amount actually be used by Tenant shall be amortized over the Term of the Lease with interest at an annual rate of eight percent (8%) per annum, payable monthly as Additional Rent. Any cost in excess of the TI Allowance, as increased pursuant to the previous sentence, will be the responsibility of Tenant.

8. BASE BUILDING ALLOWANCE. Paragraph 6(c) of the Fifth Amendment is hereby amended to provide that the Base Building Allowance may be used by Tenant for Tenant Improvements in Suite 175, 150 and/or 100 beyond the December 31, 2006 date provided that use of the Base Building Allowance is initiated prior to December 31, 2006. If not used on or before June 30, 2007, any unused portion of the Tenant Allowance shall no longer be available.

9. CONSTRUCTION.

a. Landlord shall construct the Suite 125 Improvements using the TI Allowance, with the architects and general contractor mutually agreed upon by Landlord and Tenant.

b. Within four (4) weeks after execution of this Agreement, Tenant shall cause its architect to furnish to Landlord, for Landlord’s reasonable approval, space plans sufficient to convey the architectural design of Suite 125, including, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements (collectively, the “Space Plan”). Landlord’s architect shall review the Space Plan. The fees of Landlord’s architect shall be paid via the TI Allowance. If Landlord fails to approve the Space Plan within the ten (10) day period following its receipt of the Space Plan, the Space Plan shall be deemed disapproved. If Landlord shall disapprove of any portion of the Space Plan within such ten (10) day period, Landlord shall advise Tenant of the reasons therefor and shall notify Tenant of the revisions to the Space Plan that are reasonably required by Landlord for the purpose of obtaining approval. Tenant shall thereafter submit to Landlord, for Landlord’s approval, a redesign of the Space Plan, incorporating the revisions agreed upon by the parties.

c. Landlord shall cause its architect to prepare from the approved Space Plan, complete plans and specifications for the Suite 125 Improvements. The plans and specifications shall (a) be compatible with the Building shell and with the design, construction and equipment of the Building; (b) comply with all Governmental Requirements; (c) comply with all applicable insurance regulations; and (d) be consistent with the approved Space Plan.

d. All work or installation performed by Landlord or Tenant in Suite 125 shall be completed in compliance with the provisions of the Lease and this Agreement and shall be performed by contractor(s) and subcontractors of any tier who (a) are parties to, and bound by, a collective bargaining agreement with a labor organization affiliated with the Building and Construction Trades Council of the AFL-CIO applicable to the geographic area in which the Building is located and to the trade or trades in which the work under the contract is to be performed and (b) employ only members of such labor organizations to perform work within their respective jurisdictions.

e. The Suite 125 Improvements shall be the property of Landlord upon completion unless otherwise agreed to in writing by the parties. Tenant shall not be obligated to remove the Suite 125 Improvements at the end of the Term.

f. Landlord warrants that all of the Suite 125 Improvements shall be constructed in a good and workmanlike manner and free from defects for twelve (12) months following the date of Substantial Completion. During such 12-month period, Landlord shall promptly correct any defect, patent or latent, in the Suite 125 Improvements at Landlord’s sole cost and expense, as they become known to Landlord or within thirty (30) days after Tenant notifies Landlord of such defect. Landlord shall assign to Tenant any and all warranties and guarantees of third parties held by Landlord, with respect to the Suite 125 Improvements that Tenant is responsible to maintain pursuant to the terms of the Lease and that extend beyond the 12-month period, for enforcement directly by Tenant. If a warranty or guaranty is not assignable, then Landlord shall enforce it for the benefit of Tenant, as directed by Tenant.

g. The final, stand alone paragraph of Section 5(b) of the Lease regarding the pass through of certain costs as Operating Expenses shall not apply to Landlord’s obligations under this Section 9 f.

10. PARKING.

a. Commencing on the Expansion Commencement Date, Tenant shall have the right to use Two and Seventy-Five Hundredths (2.75) spaces per 1,000 rentable square feet of leased area in Suite 125 (approximately 95 parking stalls) for a combined total of 505 parking stalls for the entire Premises. In order to achieve the above-stated parking ratio, some parking may be tandem parking requiring an attendant. Tenant agrees that in that event the cost of the parking attendant shall be an Operating Expense allocated to the entire Project and Tenant will be liable for Tenant’s Pro Rata Share thereof.

b. Notwithstanding the above, Tenant shall continue to have the right to use unlimited parking spaces beyond Tenant’s allocation (the “Additional Parking Spaces”) until such time as all parking spaces in the Project have been allocated to tenants. Provided that Landlord may notify Tenant from time to time as Landlord leases additional space in the Project of the number of Additional Parking Spaces that Tenant must relinquish so that Landlord can provide parking spaces for other tenants in the Project (which parking for other tenants shall not exceed four (4) spaces per 1,000 rentable square feet of leased area) without implementing tandem parking. After Tenant has relinquished its right to use all of the Additional Parking Spaces, Landlord may need to implement tandem parking for all tenants.

11. OPTION TO EXTEND. The provisions of Section 39 of the Lease. Renewal Option, shall apply to Suite 125.

12. RIGHT OF FIRST OFFER. The Right of First Offer in Paragraph 9 of the Fifth Amendment shall remain in effect but shall be amended to (i) delete the first sentence of Section 9(a), (ii) Available Space shall be defined to include only those spaces within the Property in excess of 5,000 square feet and (iii) shall apply to Available Space on or after January 1, 2008.

13. TERMINATION RIGHT. The provisions of the termination right in Paragraph 10 of the Fifth Amendment shall not apply to Suite 125.

14. AUTHORITY. Tenant represents and warrants that all necessary corporate actions have been duly taken to permit Tenant to enter into this Agreement and that the person signing this Agreement on behalf of Tenant has been duly authorized and instructed to execute this Agreement. Landlord represents and warrants that all necessary company actions have been duly taken to permit Landlord to enter into this Agreement and that the person signing this Agreement on behalf of Landlord has been duly authorized and instructed to sign this Agreement.

15. BROKERS. Each of Landlord and Tenant warrants and represents that it has dealt with no real estate broker in connection with this Agreement other than Colliers International and NAIBT Commercial (collectively, “Broker”), and that no other broker is entitled to any commission on account of this Agreement. The party who breaches this warranty shall defend, hold harmless and indemnify the other from any loss, cost, damage or expense, including reasonable attorneys’ fees, arising from the breach; Landlord’s indemnity of Tenant shall include claims by the Broker. Landlord is solely responsible for paying the commission of the Broker in accordance with a separate agreement.

16. FULL FORCE AND EFFECT. Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Agreement, the Lease has not been modified, amended, canceled, terminated, released, superseded or otherwise rendered of no force or effect.

INTENTIONALLY BLANK

LANDLORD:				TENANT:

Hollis Street Investors, L.L.C.,				Leapfrog Enterprises, Inc.,
a Delaware limited liability company				a Delaware corporation

By:	NewTower Trust Company Multi-			By:	/s/ William B. Chiasson
	Employer Property Trust, its Manager			Name:	William B. Chiasson
				Its:	Chief Financial Officer

	By:	Kennedy Associates Real Estate
Counsel, Inc., its Authorized
Signatory

		By:	/s/ Scott M. Matthews
		Name:	Scott M. Matthews
		Its:	Vice President

Exhibit A

[Diagram Omitted]